Free Writing Prospectus, dated November 12, 2025
Filed pursuant to Rule 433 under the Securities Act of 1933
Supplementing the Preliminary Prospectus, dated October 22, 2025
Registration Statement Nos. 333-290125 and 333-290125-01

This Preliminary Term Sheet has been prepared solely for informational purposes and is not an offer to buy or sell or a solicitation of an offer to buy or sell any storm recovery bonds in any jurisdiction where such offer or sale is prohibited. Please read the important information and qualifications on page 2 of this Preliminary Term Sheet.

Duke Energy Carolinas SC Storm Funding LLC

(Issuing Entity)

Preliminary TERM SHEET

$561,398,000 Series A Senior Secured Storm Recovery Bonds (the “Bonds”)

Issuing Entity:	Duke Energy Carolinas SC Storm Funding LLC

Sponsor, Depositor and Initial Servicer:	Duke Energy Carolinas, LLC (“DEC”)

Trustee:	U.S. Bank Trust Company, National Association.

Joint Bookrunners:	RBC Capital Markets, LLC J.P. Morgan Securities LLC

Co-Managers:	Academy Securities, Inc. U.S. Bancorp Investments, Inc.

Expected Ratings (Moody’s/S&P):	Aaa (sf)/AAA (sf)(1)

Initial storm recovery charge as a percentage of customer’s total electricity bill:	The initial storm recovery charge is expected to represent approximately 3.30%(2) of the total bill, as of July 31, 2025, received by 1,000 kWh South Carolina residential customer of DEC.

(1)	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

(2)	Preliminary, subject to change.

Tranche	Principal Amount Offered	Expected Weighted Average Life (years)*	Scheduled Final Payment Date*	Final Maturity Date*	CUSIP	ISIN
A-1	$561,398,000	10.89	03/01/2044	03/01/2046	26443Y AA3	US26443YAA38

*	Preliminary, subject to change.

DEC and the Issuing Entity have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents DEC and the Issuing Entity have filed with the SEC as exhibits to the registration statement for more complete information about the Issuing Entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, DEC, the Issuing Entity, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling DEC collect at (800) 488-3853, RBC Capital Markets, LLC toll-free at 1-866-375-6829 and J.P. Morgan Securities LLC toll-free at 1-800-408-1016.

This Preliminary Term Sheet is not required to contain all information that is required to be included in the prospectus for the securities offering to which this Preliminary Term Sheet relates. The prospectus contains material information not contained herein, and the prospective purchasers are referred to the prospectus, as it may be amended or supplemented. This Preliminary Term Sheet is not an offer to sell or a solicitation of an offer to buy these securities in any jurisdiction where such offer, solicitation or sale is not permitted.

The information in this Preliminary Term Sheet is preliminary and may be superseded by an additional term sheet provided to you prior to the time you enter into a contract of sale. This Preliminary Term Sheet is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the storm recovery charges securing them, are subject to modification or revision (including, among other things, the possibility that one or more tranches of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. The Issuing Entity’s obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS Preliminary Term Sheet IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Price and availability of the storm recovery bonds are subject to change without notice.

A contract of sale will come into being no sooner than the date on which the storm recovery bonds have been priced and the underwriters have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by the underwriters, will not create binding contractual obligations for you or the underwriters (or any other person or entity). You may withdraw your offer to purchase securities at any time prior to the underwriters’ acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this Preliminary Term Sheet is attached relating to (i) these materials not constituting an offer (or a solicitation of an offer), (ii) no representation that these materials are accurate or complete and may not be updated or (iii) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

EXPECTED SINKING FUND SCHEDULE(1)

Semi-Annual Payment Date	Tranche A-1
9/1/2026	$3,218,298
3/1/2027	$10,405,774
9/1/2027	$10,652,911
3/1/2028	$10,905,917
9/1/2028	$11,164,933
3/1/2029	$11,430,100
9/1/2029	$11,701,565
3/1/2030	$11,979,477
9/1/2030	$12,263,990
3/1/2031	$12,555,259
9/1/2031	$12,853,447
3/1/2032	$13,158,716
9/1/2032	$13,471,236
3/1/2033	$13,791,178
9/1/2033	$14,118,718
3/1/2034	$14,454,038
9/1/2034	$14,797,321
3/1/2035	$15,148,757
9/1/2035	$15,508,540
3/1/2036	$15,876,868
9/1/2036	$16,253,944
3/1/2037	$16,639,975
9/1/2037	$17,035,174
3/1/2038	$17,439,760
9/1/2038	$17,853,954
3/1/2039	$18,277,985
9/1/2039	$18,712,088
3/1/2040	$19,156,500
9/1/2040	$19,611,467
3/1/2041	$20,077,239
9/1/2041	$20,554,073
3/1/2042	$21,042,233
9/1/2042	$21,541,986
3/1/2043	$22,053,608
9/1/2043	$22,577,381
3/1/2044	$23,113,590
Total Payments	$561,398,000

(1)	Preliminary, subject to change.

EXPECTED AMORTIZATION SCHEDULE

OUTSTANDING PRINCIPAL BALANCE(1)

Semi-Annual Payment Date	Tranche A-1
Issuance Date	$561,398,000
9/1/2026	$558,179,702
3/1/2027	$547,773,928
9/1/2027	$537,121,017
3/1/2028	$526,215,100
9/1/2028	$515,050,167
3/1/2029	$503,620,067
9/1/2029	$491,918,502
3/1/2030	$479,939,025
9/1/2030	$467,675,035
3/1/2031	$455,119,776
9/1/2031	$442,266,329
3/1/2032	$429,107,613
9/1/2032	$415,636,377
3/1/2033	$401,845,199
9/1/2033	$387,726,481
3/1/2034	$373,272,443
9/1/2034	$358,475,122
3/1/2035	$343,326,365
9/1/2035	$327,817,825
3/1/2036	$311,940,957
9/1/2036	$295,687,013
3/1/2037	$279,047,038
9/1/2037	$262,011,864
3/1/2038	$244,572,104
9/1/2038	$226,718,150
3/1/2039	$208,440,165
9/1/2039	$189,728,077
3/1/2040	$170,571,577
9/1/2040	$150,960,110
3/1/2041	$130,882,871
9/1/2041	$110,328,798
3/1/2042	$89,286,565
9/1/2042	$67,744,579
3/1/2043	$45,690,971
9/1/2043	$23,113,590
3/1/2044	$0

(1)	Preliminary, subject to change.

Weighted Average Life Sensitivity

		-5% (1.75 Standard Deviations from Mean)		-15% (7.72 Standard Deviations from Mean)
Tranche	Expected Weighted Average Life (Years)(2)	WAL (yrs)(2)	Change (days)(1)(2)	WAL (yrs)(2)	Change (days)(1)(2)
A-1	10.89	10.89	0	10.98	32

(1)	Number is rounded to whole days
(2)	Preliminary, subject to change.

Assumptions

In preparing the analysis above, the following assumptions, among others, have been made:

(i)	in relation to the initial forecast, the forecast error stays constant over the life of the Bonds and is equal to an overestimate of electricity consumption of 5% (1.75 standard deviations from mean) or 15% (7.72 standard deviations from mean);

(ii)	the servicer makes timely and accurate semi-annually true-up adjustments (at least quarterly beginning twelve months prior to the scheduled final payment date), but makes no interim true-up adjustments;

(iii)	customer write-off rates are held constant at 0.70%, and DEC remits all storm recovery charges on average 28 days after such charges are billed;

(iv)	for purposes of setting subsequent storm recovery charges, and for purposes of calculating actual storm recovery charge collections, net charge-off rate as a percentage of billed revenue and the average days sales outstanding per customer bill are both held constant at DEC’s current levels which are based on the most recent six-month period;

(v)	ongoing financing costs are equal to projections;

(vi)	during the first payment period, interest will accrue for approximately 9 months and the storm recovery charges will be collected for approximately 8 months;

(vii)	there is no acceleration of the final maturity date of the Bonds; and

(viii)	the principal amount and interest rate of the Bonds represent estimates based on current market conditions. Other than as discussed above, there can be no assurance that the weighted average life or the events of default with respect to the Bonds will occur as assumed.